Exhibit 5.1

August 9, 2007

Avici Systems Inc.

101 Billerica Avenue

North Billerica, MA 01862

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Avici Systems Inc., a Delaware corporation (the “Company”), in connection with the registration on a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 1,065,026 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (“Common Stock”), under the Amended 2000 Employee Stock Purchase Plan, the Amended and Restated 2000 Non-Employee Director Stock Option Plan, the Amended and Restated 1997 Stock Incentive Plan, and the Amended and Restated 2000 Stock Option and Incentive Plan (together, the “Plans”).

We have examined, and are familiar with, and have relied as to factual matters solely upon, copies of the Plans, the Company’s Fourth Restated Certificate of Incorporation, the Company’s by-laws, the Company’s minute books and the Company’s stock records and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the Plans as currently in effect, and none of such Shares will be issued for less than $0.001; (ii) all actions required to be taken under the Plans by the Board of Directors of the Company and any committee thereof will be taken by the Board of Directors of the Company and any committee thereof, respectively; and (iii) at the time of the exercise of the options under the Plans, the Company shall continue to have sufficient authorized and unissued shares of Common Stock reserved for issuance thereunder. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plans and the terms of any agreement relating to any of the options granted thereunder, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/  CHOATE, HALL & STEWART LLP